Exhibit 99.1

FOR RELEASE:	INVESTOR CONTACT:	Rob Campbell
August 11, 2011 at 1:05 p.m. PT		Nordstrom, Inc.
(206) 233-6550

	MEDIA CONTACT:	Colin Johnson
Nordstrom, Inc.
(206) 303-3036

Nordstrom Reports Second Quarter 2011 Earnings

SEATTLE, Wash. (August 11, 2011) – Nordstrom, Inc. (NYSE: JWN) today reported net earnings of $175 million, or $0.80 per diluted share, for the second quarter ended July 30, 2011. This represented an increase of 20 percent compared with net earnings of $146 million, or $0.66 per diluted share, for the same quarter last year.

Second quarter same-store sales increased 7.3 percent compared with the same period in fiscal 2010. Net sales in the second quarter were $2.72 billion, an increase of 12.4 percent compared with net sales of $2.42 billion during the same period in fiscal 2010.

SECOND QUARTER SUMMARY

Nordstrom’s second quarter performance benefitted from the company’s continued efforts to enhance the customer experience in stores and online. During the quarter, Nordstrom held three of its five annual promotional events. The Half-Yearly Sale for Women and Kids and the Half-Yearly Sale for Men are both clearance events, while the Anniversary Sale offers new merchandise at a discounted price. All of these events achieved same-store sale increases, reflecting strong execution.

—

Nordstrom net sales, which include results from the full-line and Direct businesses, increased $186 million, or 8.8 percent, compared with the same period in fiscal 2010, with same-store sales up 7.9 percent. Top-performing merchandise categories included Shoes, Cosmetics and Designer. The South and Midwest regions were the top-performing geographic areas for full-line stores relative to the second quarter of 2010. The Direct channel continued to show strong sales growth, outpacing the overall Nordstrom increase.

—	Nordstrom Rack net sales increased $92 million, or 23.4 percent, compared with the same period in fiscal 2010, with same-store sales up 4.8 percent.

—

Gross profit, as a percentage of net sales, increased approximately 135 basis points compared with last year’s second quarter. The improvement was driven by increases in gross margin from continued strength in regular-price selling and inventory turn, and to a lesser extent, by the ability to leverage buying and occupancy expenses during the quarter.

—

Retail selling, general and administrative expenses increased $95 million compared with last year’s second quarter. The increase is primarily due to higher sales volume, HauteLook operating and purchase accounting expenses and 21 new stores since last year’s second quarter.

—

The Credit segment continued to contribute to an improved customer experience and to overall performance. Customer payment rates increased, resulting in improved delinquency and write-off trends, and a corresponding decrease in finance charge revenue. Annualized net write-offs were 7.2 percent of average credit card receivables during the quarter, down from 9.0 percent in the second quarter of 2010. Delinquencies as a percentage of credit card receivables at the end of the second quarter were 2.7 percent, down from 3.5 percent at the end of the second quarter of 2010. As a result, the reserve for bad debt was reduced by $10 million to $125 million.

—

Earnings before interest and taxes increased $48 million to $320 million, or 11.4 percent of total revenues, from $272 million, or 10.8 percent of total revenues, in last year’s second quarter. This year’s second quarter earnings before interest and taxes were reduced by approximately $13 million, or $0.05 per share, related to HauteLook, including purchase accounting charges and the impact from share dilution. This reduction in earnings from HauteLook was in line with the company’s internal plans.

EXPANSION UPDATE

During the second quarter of 2011, the company opened the following Nordstrom Rack stores:

Location	Store Name	Square Footage (000’s)	Timing

Cherry Hill, New Jersey	Towne Place at Garden State Park	36	May 5
Washington, D.C.	Friendship Center	41	May 19
Annapolis, Maryland	Annapolis Harbour Center	35	May 19

FISCAL YEAR 2011 OUTLOOK

The company’s revised expectations for fiscal 2011 are as follows:

Same-store sales	4 to 6 percent increase
HauteLook sales[1]	$160 to $180 million
Credit card revenues	$0 to $10 million decrease
Gross profit (%)	30 to 50 basis point increase
Retail selling, general and administrative expenses ($)[2]	$310 to $350 million increase
Credit selling, general and administrative expenses ($)	$20 to $30 million decrease
Interest expense, net	$0 to $5 million decrease
Effective tax rate	39.4 percent
Earnings per diluted share	$2.95 to $3.10
Diluted shares outstanding	219.9 million

1HauteLook sales are not included in same-store sales.

2 Retail SG&A expenses include approximately $115 million of operating expenses and purchase accounting charges associated with the HauteLook acquisition.

CONFERENCE CALL INFORMATION

The company’s senior management will host a conference call to discuss second quarter results at 4:45 p.m. Eastern Daylight Time today. To listen, please dial 517-308-9140 (passcode: NORD). A telephone replay will be available beginning approximately one hour after the conclusion of the call by dialing 203-369-1658 (passcode: 6673) until the close of business on August 18, 2011. Interested parties may also listen to the live call over the Internet by visiting the Investor Relations section of the company’s corporate Web site at http://investor.nordstrom.com. An archived webcast will be available in the webcasts section for one year.

ABOUT NORDSTROM

Nordstrom, Inc. is one of the nation’s leading fashion specialty retailers, with 213 stores located in 29 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 115 Nordstrom full-line stores, 95 Nordstrom Rack stores, two Jeffrey boutiques and one clearance store. Nordstrom serves customers through its online presence at Nordstrom.com and through its catalogs. Nordstrom also operates in the online private sale marketplace through its subsidiary HauteLook. Nordstrom, Inc.’s common stock is publicly traded on the NYSE under the symbol JWN.

Certain statements in this news release contain “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including, but not limited to, anticipated financial outlook for the fiscal year ending January 28, 2012, anticipated annual same-store sales rate and trends in company operations. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including but not limited to: the impact of economic and market conditions and the resultant impact on consumer spending patterns; our ability to maintain our relationships with vendors; our ability to respond to the business environment, consumer preferences and fashion trends; effective inventory management; successful execution of our growth strategy, including possible expansion into new markets, technological investments and acquisitions, including our ability to realize the anticipated benefits from such acquisitions, and the timely completion of construction associated with newly planned stores, relocations and remodels, which may be impacted by the financial health of third parties; our ability to maintain relationships with our employees and to effectively train and develop our future leaders; successful execution of our multi-channel strategy; our compliance with applicable banking and related laws and regulations impacting our ability to extend credit to our customers; impact of the current regulatory environment and financial system and health care reforms; our compliance with information security and privacy laws and regulations, employment laws and regulations and other laws and regulations applicable to us; trends in personal bankruptcies and bad debt write-offs; changes in interest rates; efficient and proper allocation of our capital resources; availability and cost of credit; our ability to safeguard our brand and reputation; successful execution of our information technology strategy; disruptions in our supply chain; the geographic locations of our stores; public health concerns and the resulting impact on consumer spending patterns, supply chain and employee health; weather conditions and hazards of nature that affect consumer traffic and consumers’ purchasing patterns; the effectiveness of planned advertising, marketing and promotional campaigns; our ability to control costs; and the timing and amounts of share repurchases by the company, if any, or any share issuances by the company, including issuances associated with option exercises or other matters. Our SEC reports, including our Form 10-K for the fiscal year ended January 29, 2011, and our Form 10-Q for the fiscal quarter ended April 30, 2011, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NORDSTROM, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(unaudited; amounts in millions, except per share data)

	Quarter Ended		Six Months Ended
	7/30/11	7/31/10	7/30/11	7/31/10

Net sales	$2,716	$2,417	$4,945	$4,407
Credit card revenues	94	98	188	195

Total revenues	2,810	2,515	5,133	4,602
Cost of sales and related buying and occupancy costs	(1,723)	(1,565)	(3,108)	(2,808)
Selling, general and administrative expenses:
Retail	(708)	(613)	(1,319)	(1,146)
Credit	(59)	(65)	(114)	(157)

Earnings before interest and income taxes	320	272	592	491
Interest expense, net	(30)	(32)	(61)	(63)

Earnings before income taxes	290	240	531	428
Income tax expense	(115)	(94)	(211)	(166)

Net earnings	$175	$146	$320	$262

Earnings per share
Basic	$0.81	$0.67	$1.47	$1.20
Diluted	$0.80	$0.66	$1.44	$1.18

Weighted average shares outstanding
Basic	215.9	219.2	217.5	218.8
Diluted	220.3	222.8	221.8	222.6

NORDSTROM, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited; amounts in millions)

	7/30/11	1/29/11	7/31/10
Assets
Current assets:
Cash and cash equivalents	$1,090	$1,506	$1,137
Accounts receivable, net	2,204	2,026	2,153
Merchandise inventories	1,152	977	1,055
Current deferred tax assets, net	228	236	245
Prepaid expenses and other	89	79	75

Total current assets	4,763	4,824	4,665

Land, buildings and equipment (net of accumulated depreciation of $3,686, $3,520 and $3,465)	2,422	2,318	2,279
Goodwill	200	53	53
Other assets	351	267	299

Total assets	$7,736	$7,462	$7,296

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,087	$846	$1,050
Accrued salaries, wages and related benefits	292	375	273
Other current liabilities	696	652	617
Current portion of long-term debt	506	6	6

Total current liabilities	2,581	1,879	1,946

Long-term debt, net	2,296	2,775	2,794
Deferred property incentives, net	505	495	486
Other liabilities	351	292	260

Commitments and contingencies

Shareholders’ equity:
Common stock, no par value: 1,000 shares authorized; 214.2, 218.0 and 219.1 shares issued and outstanding	1,402	1,168	1,120
Retained earnings	629	882	709
Accumulated other comprehensive loss	(28)	(29)	(19)

Total shareholders’ equity	2,003	2,021	1,810

Total liabilities and shareholders’ equity	$7,736	$7,462	$7,296

NORDSTROM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited; amounts in millions)

	Six Months Ended
	7/30/11	7/31/10
Operating Activities
Net earnings	$320	$262
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization expenses	179	162
Amortization of deferred property incentives and other, net	(28)	(27)
Deferred income taxes, net	(8)	(34)
Stock-based compensation expense	28	20
Tax benefit from stock-based compensation	13	9
Excess tax benefit from stock-based compensation	(15)	(9)
Provision for bad debt expense	51	97
Change in operating assets and liabilities:
Accounts receivable	(170)	(128)
Merchandise inventories	(136)	(148)
Prepaid expenses and other assets	(9)	14
Accounts payable	285	276
Accrued salaries, wages and related benefits	(87)	(63)
Other current liabilities	34	15
Deferred property incentives	42	50
Other liabilities	14	(7)

Net cash provided by operating activities	513	489

Investing Activities
Capital expenditures	(248)	(192)
Change in credit card receivables originated at third parties	(57)	(88)
Other, net	(3)	–

Net cash used in investing activities	(308)	(280)

Financing Activities
Proceeds from long-term borrowings, net of discounts	–	498
Principal payments on long-term borrowings	(3)	(353)
(Decrease) increase in cash book overdrafts	(111)	31
Cash dividends paid	(100)	(78)
Payments for repurchase of common stock	(472)	–
Proceeds from exercise of stock options	43	20
Proceeds from employee stock purchase plan	7	7
Excess tax benefit from stock-based compensation	15	9
Other, net	–	(1)

Net cash (used in) provided by financing activities	(621)	133

Net (decrease) increase in cash and cash equivalents	(416)	342
Cash and cash equivalents at beginning of period	1,506	795

Cash and cash equivalents at end of period	$1,090	$1,137

NORDSTROM, INC.

STATEMENTS OF EARNINGS BY SEGMENT

(unaudited; amounts in millions, except percentages)

Retail

Our Retail business includes our Nordstrom branded full-line and online stores, our Nordstrom Rack stores, and our other retail channels including our HauteLook online private sale subsidiary and our Jeffrey stores. It also includes unallocated corporate center expenses. The following tables summarize the results of our Retail business for the quarter and six months ended July 30, 2011 compared with the quarter and six months ended July 31, 2010:

	Quarter Ended 7/30/11	% of sales[1]	Quarter Ended 7/31/10	% of sales[1]
Net sales	$2,716	100.0%	$2,417	100.0%
Cost of sales and related buying and occupancy costs	(1,701)	(62.6%)	(1,547)	(64.0%)

Gross profit	1,015	37.4%	870	36.0%
Selling, general and administrative expenses	(708)	(26.0%)	(613)	(25.3%)

Earnings before interest and income taxes	307	11.3%	257	10.7%
Interest expense, net	(27)	(1.0%)	(27)	(1.1%)

Earnings before income taxes	$280	10.3%	$230	9.5%

	Six Months Ended 7/30/11	% of sales[1]	Six Months Ended 7/31/10	% of sales[1]
Net sales	$4,945	100.0%	$4,407	100.0%
Cost of sales and related buying and occupancy costs	(3,072)	(62.1%)	(2,774)	(63.0%)

Gross profit	1,873	37.9%	1,633	37.0%
Selling, general and administrative expenses	(1,319)	(26.7%)	(1,146)	(26.0%)

Earnings before interest and income taxes	554	11.2%	487	11.1%
Interest expense, net	(54)	(1.1%)	(51)	(1.2%)

Earnings before income taxes	$500	10.1%	$436	9.9%

1Subtotals and totals may not foot due to rounding.

NORDSTROM, INC.

STATEMENTS OF EARNINGS BY SEGMENT

(unaudited; amounts in millions, except percentages)

Credit

Our Credit business earns finance charges, interchange fees and late fee income through operation of the Nordstrom private label and Nordstrom VISA credit cards. The following tables summarize the results of our Credit business for the quarter and six months ended July 30, 2011 compared with the quarter and six months ended July 31, 2010:

	Quarter Ended		Six Months Ended
	7/30/11	7/31/10	7/30/11	7/31/10
Credit card revenues	$94	$98	$188	$195
Interest expense	(3)	(5)	(7)	(12)

Net credit card income	91	93	181	183
Cost of sales – loyalty program	(22)	(18)	(36)	(34)
Selling, general and administrative expenses:
Operational and marketing expenses	(33)	(31)	(63)	(60)
Bad debt expense	(26)	(34)	(51)	(97)

Earnings (loss) before income taxes	$10	$10	$31	$(8)

The following table illustrates the activity in our allowance for credit losses for the quarter and six months ended July 30, 2011 and July 31, 2010:
	Quarter Ended		Six Months Ended
	7/30/11	7/31/10	7/30/11	7/31/10
Allowance at beginning of period	$135	$190	$145	$190
Bad debt provision	26	34	51	97
Write-offs	(42)	(53)	(82)	(120)
Recoveries	6	4	11	8

Allowance at end of period	$125	$175	$125	$175

Annualized net write-offs as a percentage of average credit card receivables	7.2%	9.0%	7.1%	10.3%

			7/30/11	7/31/10
30+ days delinquent as a percentage of ending credit card receivables			2.7%	3.5%
Allowance as a percentage of ending credit card receivables			5.6%	7.8%

NORDSTROM, INC.

ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)

(unaudited; amounts in millions)

We use various financial measures in our conference calls, investor meetings and other forums which may be considered non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. The following disclosure provides additional information regarding our Adjusted Debt to EBITDAR as of July 30, 2011:

Adjusted Debt to EBITDAR is one of our key financial metrics, and we believe that our debt levels are best analyzed using this measure. Our current goal is to manage debt levels to maintain an investment-grade credit rating as well as operate with an efficient capital structure for our size, growth plans and industry. Investment-grade credit ratings are important to maintaining access to a variety of short-term and long-term sources of funding, and we rely on these funding sources to continue to grow our business. We believe a higher ratio, among other factors, could result in rating agency downgrades. In contrast, we believe a lower ratio would result in a higher cost of capital and could negatively impact shareholder returns. As of July 30, 2011, our Adjusted Debt to EBITDAR was 2.0 compared with 2.4 as of July 31, 2010.

Adjusted Debt to EBITDAR is not a measure of financial performance under GAAP and should not be considered a substitute for debt to net earnings, net earnings or debt as determined in accordance with GAAP. In addition, Adjusted Debt to EBITDAR does have limitations:

—	Adjusted Debt is not exact, but rather our best estimate of the total company debt we would hold if we had purchased the property and issued debt associated with our operating leases;
—

EBITDAR does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments, including leases, or the cash requirements necessary to service interest or principal payments on our debt; and

—	Other companies in our industry may calculate Adjusted Debt to EBITDAR differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations, we analyze Adjusted Debt to EBITDAR in conjunction with other GAAP financial and performance measures impacting liquidity, including operating cash flows, capital spending and net earnings. The closest measure calculated using GAAP amounts is debt to net earnings, which was 4.2 and 5.4 for the second quarter of 2011 and 2010. The following is a comparison of debt to net earnings and Adjusted Debt to EBITDAR:

	2011[1]	2010[1]

Debt	$2,802	$2,800
Add: rent expense x 8[2]	549	428
Less: fair value of interest rate swaps included in long-term debt	(48)	(41)

Adjusted Debt	$3,303	$3,187

Net earnings	670	517
Add: income tax expense	424	321
Add: interest expense, net	125	134

Earnings before interest and income taxes	1,219	972

Add: depreciation and amortization expenses	343	319
Add: rent expense	69	54
Add: non-cash acquisition-related charges	8	-

EBITDAR	$1,639	$1,345

Debt to Net Earnings	4.2	5.4
Adjusted Debt to EBITDAR	2.0	2.4

1The components of Adjusted Debt are as of July 30, 2011 and July 31, 2010, while the components of EBITDAR are for the 12 months ended July 30, 2011 and July 31, 2010.

2 The multiple of eight times rent expense used to calculate Adjusted Debt is a commonly used method of estimating the debt we would record for our leases that are classified as operating if they had met the criteria for a capital lease, or we had purchased the property.

NORDSTROM, INC.

FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)

(unaudited; amounts in millions)

We use various financial measures in our conference calls, investor meetings and other forums which may be considered non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. The following disclosure provides additional information regarding our Free Cash Flow for the six months ended July 30, 2011 and July 31, 2010:

Free Cash Flow is one of our key liquidity measures, and, in conjunction with GAAP measures, provides us with a meaningful analysis of our cash flows. We believe that our ability to generate cash is more appropriately analyzed using this measure. Free Cash Flow is not a measure of liquidity under GAAP and should not be considered a substitute for operating cash flows as determined in accordance with GAAP. In addition, Free Cash Flow does have limitations:

—	Free Cash Flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs; and
—	Other companies in our industry may calculate Free Cash Flow differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations, we analyze Free Cash Flow in conjunction with other GAAP financial and performance measures impacting liquidity, including operating cash flows. The closest measure calculated using GAAP amounts is net cash provided by operating activities, which was $513 and $489 for the six months ended July 30, 2011 and July 31, 2010. The following is a reconciliation of our net cash provided by operating activities and Free Cash Flow:

	Six Months Ended
	7/30/11	7/31/10

Net cash provided by operating activities	$513	$489
Less: capital expenditures	(248)	(192)
Less: cash dividends paid	(100)	(78)
Less: change in credit card receivables originated at third parties	(57)	(88)
(Less) Add: change in cash book overdrafts	(111)	31
Add: adjustment to cash book overdrafts for balances at disbursement bank	141	-

Free Cash Flow	$138	$162

Net cash used in investing activities	$(308)	$(280)
Net cash (used in) provided by financing activities	$(621)	$133